SOFI TECHNOLOGIES, INC. REPORTS
FIRST QUARTER 2022 RESULTS
Record GAAP and Adjusted Net Revenue for First Quarter 2022
GAAP Net Revenue of $330 Million Up 69%; $322 Million Record Adjusted Net Revenue Up 49% Year-over-Year
Adjusted EBITDA of $9 Million Positive for Seventh Straight Quarter
New Member Adds of 408,000; Quarter-End Total Members Up 70% Year-over-Year to Nearly 3.9 Million
New Product Adds of 689,000; Quarter-End Total Products Up 84% Year-over-Year to Nearly 5.9 Million
Management Raises Full-Year 2022 Guidance
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – May 10, 2022 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its first quarter ended March 31, 2022.
“We delivered another quarter of great results, with record adjusted net revenue up 49% year-over-year, a seventh consecutive quarter of positive adjusted EBITDA and continued robust growth in members, products and cross-buy. These strong results, which we achieved despite volatile markets and the changing political, fiscal and economic landscape, demonstrate how our strategy of building a full suite of differentiated products and services has created a uniquely diversified business that can not only endure, but outperform across market cycles,” said Anthony Noto, CEO of SoFi Technologies, Inc. “Because of the depth and breadth of our offerings, we were able to make swift and critical adjustments in priorities and spend as conditions evolved quickly, to capitalize on growth opportunities and exceed our performance targets. Strength across all three of our business segments — Lending, Technology Platform and Financial Services — drove our record first quarter adjusted net revenue of $322 million, and adjusted EBITDA of nearly $9 million.”
Consolidated Results Summary

	Three Months Ended March 31,		% Change
($ in thousands)	2022	2021
Consolidated – GAAP
Total net revenue	$330,344	$195,984	69%
Net loss	(110,357)	(177,564)	n/m
Loss per share – basic and diluted	$(0.14)	$(1.61)	n/m

Consolidated – Non-GAAP
Adjusted net revenue(1)	$321,727	$216,044	49%
Adjusted EBITDA(1)	8,684	4,132	110%
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Noto continued: “We also maintained our strong momentum in member, product and cross-buy growth, reflecting the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy. We added more than 408,000 new members, our third-highest member growth quarter, ending with nearly 3.9 million total members, up 70% year-over-year. And we added nearly 689,000 new products, our second-highest product growth quarter, ending with nearly 5.9 million total products, an 84% annual increase.”
Noto concluded: “We are also off to a great start standing up the bank: deposits totaled $1.2 billion at quarter-end and have accelerated since we raised the maximum APY to 1.25% in April. We are pleased as well with the progress we’ve made since our acquisition of Technisys, a multi-product, digital native core technology provider, in early March. Client response to the combined Galileo and Technisys value proposition has been quite positive so far, and we’re excited to leverage this new partnership to execute on our goal of building the AWS of fintech.”

Consolidated Results
Total GAAP net revenue of $330.3 million in the first quarter of 2022 increased 69% from the corresponding prior-year period total of $196.0 million. First quarter adjusted net revenue of $321.7 million was up 49% from the same prior-year period total of $216.0 million. Strength in all three of SoFi's business segments — Lending, Technology Platform and Financial Services — drove the robust year-over-year growth in these measures.
SoFi recorded a GAAP net loss of $110.4 million for the first quarter of 2022, a significant improvement from the prior-year period's net loss of $177.6 million. First quarter adjusted EBITDA of $8.7 million was positive for the seventh consecutive quarter, and increased 89% sequentially.
Member and Product Growth

SoFi achieved its third-highest member growth and second-highest product growth ever in the first quarter of 2022. New member additions of 408,036 brought total members to 3.9 million by quarter-end, up nearly 1.6 million, or 70%, from the end of 2021's first quarter.

New product additions of 688,940 in the first quarter were SoFi's second highest quarterly result. Total products of nearly 5.9 million at quarter-end were up 86% from 3.2 million at the same prior year quarter-end. Cross-bought products increased 22% year over year, as members continue to demonstrate high product satisfaction and a greater willingness to adopt new offerings across the platform, further reinforcing the value of SoFi’s unique FSPL strategy.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, see Table 5 in the “Financial Tables” herein.
(1)Beginning in the fourth quarter of 2021, the Company included SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 were determined to be immaterial, and as such were not recast.
In the Financial Services segment, total products increased by 111% year-over-year, to 4.7 million from 2.2 million. SoFi Money products (inclusive of SoFi Money cash management accounts and SoFi Checking and Savings accounts) which nearly doubled year-over-year, were once again the largest driver of new additions, followed by SoFi Invest and Relay products, which more than doubled during the period.
Lending products rose 20% year over year, up from the fourth quarter’s 18% annual growth, which represented the fourth straight quarter of accelerating year-over-year growth, driven primarily by continued record demand for personal loans.
Technology Platform enabled accounts increased by 58% year over year to 109.7 million, due to both diverse new client additions and growth among existing clients.
Lending Segment Results

Lending segment GAAP and adjusted net revenues were $253.0 million and $244.4 million, respectively, for the first quarter of 2022, up 71% and 45%, respectively. Higher loan balances and yields drove strong growth in net interest income across both personal and student loans, and record personal loan originations and strong execution drove growth in noninterest income.
Lending segment first quarter contribution profit of $133 million increased 51% from $87.7 million in the same prior-year period. Contribution margin of Lending adjusted net revenue increased to 54% from 52% in the same prior-year period. These advances reflect SoFi’s ability to capitalize on continued strong demand for its Lending products, while improving upon the member experience and realizing new efficiencies, at the same high credit underwriting standards.

Lending – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Total net revenue – Lending	$252,989	$147,977	71%
Servicing rights – change in valuation inputs or assumptions	(11,580)	12,109	(196)%
Residual interests classified as debt – change in valuation inputs or assumptions	2,963	7,951	(63)%
Directly attributable expenses	(111,721)	(80,351)	39%
Contribution Profit	$132,651	$87,686	51%

Adjusted net revenue – Lending(1)	$244,372	$168,037	45%
___________________
(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

First quarter Lending segment total origination volume increased 30% year-over-year, driven by continued strong demand for personal loans.

Record personal loan originations of more than $2 billion in the first quarter of 2022 were up $1.2 billion, or 151%, year-over-year, and were more than double pre-pandemic 2019 quarterly averages. This outperformance resulted from years of investment in technology to automate and accelerate the application to approval process for qualified borrowers and constant testing of risk controls and underwriting models to maintain the highest credit quality.

First quarter student loan volume of nearly $984 million was essentially flat with the prior-year period, but declined significantly from nearly $1.5 billion in the fourth quarter of 2021, when demand accelerated ahead of the expected January 2022 expiration of the federal student loan payment moratorium and a series of anticipated rate increases. The additional extensions announced in December 2021 and April 2022, together with growing rhetoric suggesting that President Biden may soon introduce some form of student loan forgiveness, have taken SoFi's student loan originations back below 50% of pre-Covid levels. As a reminder, SoFi issued a press release following the most recent extension in April announcing Management's expectation that a number of factors, including the impending fall midterm elections, are likely to precipitate a seventh extension beyond August 2022, and therefore the company’s adjusted full year financial guidance assumes that the student loan moratorium will not in fact end during the course of 2022.

Lending – Originations and Average Balances
	Three Months Ended March 31,		% Change
	2022	2021
Origination volume ($ in thousands, during period)
Home loans	$312,383	$735,604	(58)%
Personal loans	2,026,004	805,689	151%
Student loans	983,804	1,004,685	(2)%
Total	$3,322,191	$2,545,978	30%

Average loan balance ($, as of period end)(1)
Home loans	$284,111	$285,654	(1)%
Personal loans	23,635	21,515	10%
Student loans	49,297	52,493	(6)%
_________________
(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on the balance sheet and transferred loans with which SoFi has a continuing involvement through its servicing agreements.

	Three Months Ended March 31,
Lending – Products	2022	2021	% Change
Home loans	24,244	15,961	52%
Personal loans	657,549	517,042	27%
Student loans	456,773	412,224	11%
Total lending products	1,138,566	945,227	20%
Technology Platform Segment Results
Technology Platform segment net revenue of $61 million for the first quarter of 2022 increased 32% year-over-year, and includes record Galileo revenues and a small contribution from Technisys, a leading cloud-native, digital multi-product core banking platform SoFi acquired in early March. Contribution profit of just over $18 million increased 16% year over year, for a margin of 30% versus 34% for the same prior-year period. As previously stated, Management intends to continue investing heavily in the Technology Platform segment, to capture its significant and accelerating secular growth opportunities across client verticals, products and geographies. This will likely require operating this business at a 20–30% contribution margin range for the foreseeable future.
SoFi plans to leverage the combined technological capabilities of Technisys and Galileo to create the only end-to-end vertically integrated banking technology stack that can uniquely support multiple products – including checking, savings, deposits, lending, credit cards and future offerings – all surfaced through industry-leading APIs, for a broad audience that includes SoFi’s Lending and Financial Services platforms and existing Galileo and Technisys partners, along with additional established banks, fintechs and non-financial brands looking to enter financial services.

Technology Platform – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Total net revenue	$60,805	$46,065	32%
Directly attributable expenses	(42,550)	(30,380)	40%
Contribution Profit	$18,255	$15,685	16%
Technology Platform total enabled client accounts increased 58% year over year, to 109.7 million from approximately 69.6 million, through new client acquisition and growth at existing clients.

	Three Months Ended March 31,
Technology Platform	2022	2021	% Change
Total accounts	109,687,014	69,572,680	58%
Financial Services Segment Results
Net revenue of $23.5 million for the first quarter of 2022 increased 264% from the prior year period's total of $6.5 million, demonstrating SoFi’s rapid progress in monetizing this segment. The Financial Services segment contribution loss of $49.5 million was $14.0 million higher than the prior year quarter's $35.5 million loss, largely due to now having the credit card business versus just launching the business in the prior year, and needing to build current expected credit loss (CECL) reserves. These are expected to increase as the business continues to grow and scale. Management is pleased with the pace of customer acquisition and expected payback periods based on existing vintages and new member profiles across the spectrum of financial services products, though the aggregate contribution profit remains negative due to acquisition costs from the volume of new members acquired as the business scales.

Financial Services – Segment Results of Operations
	Three Months Ended March 31,
($ in thousands)	2022	2021	% Change
Total net revenue	$23,543	$6,463	264%
Directly attributable expenses	(73,058)	(41,982)	74%
Contribution loss	$(49,515)	$(35,519)	39%

By continuously innovating for members with new and relevant offerings, features and rewards, SoFi grew total Financial Services products by approximately 2.5 million, or 111%, year over year in the first quarter of 2022, bringing the total to approximately 4.7 million. SoFi Money products (inclusive of SoFi Money cash management accounts and SoFi Checking and Savings accounts) nearly doubled year over year, while every other Financial Services product SoFi has offered for at least a year (Invest, Credit Card, Relay and At Work) grew by triple digits.

Most notably, upon securing a bank charter in the first quarter of 2022, SoFi launched a new Checking and Savings offering, with an APY of 1%, no minimum balance requirement, a host of free features and a unique rewards program. In April, SoFi increased that rate to 1.25% to further improve the offering’s competitiveness and growth. SoFi is currently migrating existing SoFi Money cash management accounts to SoFi Checking and Savings, while adding significantly to new accounts and deposit balances. SoFi will hold these deposits in the SoFi Bank and use them to fund SoFi loans at a lower cost of capital, allocating the resulting savings to improving product features, selection and pricing across the entire platform. Importantly, these deposits help diversify SoFi’s sources of capital, which reduces the reliance on outside sources, including sale of loans via securitization or other markets.

Other new Financial Services offerings during the quarter include margin lending for SoFi Invest members, free cryptocurrency transactions for SoFi Invest and SoFi Money (and now SoFi Checking and Savings) members with direct deposit accounts, allowing them to automatically allocate a certain amount of each paycheck to purchasing cryptocurrency at no fee, and same-day ACH transfers for SoFi-initiated transactions, greatly simplifying the direct deposit switchover process for members.

	March 31,
Financial Services – Products	2022	2021	% Change
SoFi Money(1)	1,625,000	823,003	97%
Invest	1,807,478	854,383	112%
Credit Card	117,009	19,365	504%
Referred loans	17,239	—	n/m
Relay	1,115,564	523,451	113%
At Work	41,281	19,125	116%
Total financial services products	4,723,571	2,239,327	111%
___________________
(1)This category includes the SoFi Money cash management accounts, as well as the SoFi Checking and Savings accounts held at SoFi Bank, which began operating in the first quarter of 2022.
Guidance and Outlook
First quarter 2022 adjusted net revenue of $322 million exceeded quarterly guidance of $280 million to $285 million by 15% at the low end and 13% at the high end. Adjusted EBITDA of $9 million for the quarter exceeded quarterly guidance of $0 to $5 million by 74% at the high end.
Management expects a continuation of strong growth in the second quarter, with expected adjusted net revenue of $330 million to $340 million, up 39% to 43% year-over-year, and expected adjusted EBITDA of $5 million to $15 million.

Management now expects full-year 2022 adjusted net revenue of $1.505 billion to $1.510 billion and full-year adjusted EBITDA of $100 million to $105 million. Management will further address second quarter and full-year 2022 guidance on the quarterly earnings conference call.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for second quarter and full year adjusted net revenue and adjusted EBITDA, our expectations regarding the federal student loan payment moratorium or loan forgiveness, and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, "opportunity", "future", "strategy", “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strive”, “suggests”, “would”, “will be”, “will continue”, “will likely result” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto); (ii) our ability to achieve and maintain profitability and continued growth across our three businesses in the future; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment, including any further extension of the student loan payment moratorium or loan forgiveness, and our expectations regarding the return to pre-pandemic student loan demand levels; (iv) our ability to realize the benefits of becoming a bank holding company and operating SoFi Bank; (v) our ability to respond and adapt to changing market and economic conditions, including inflationary pressures and rising interest rates; (vi) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vii) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (viii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth; (x) the success of our continued investments in our Financial Services segment and in our business generally; (xi) the success of our marketing efforts and our ability to expand our member base; (xii) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our expectations with respect to our anticipated investment levels in our Technology Platform segment and our expected margins in that segment, including our ability to realize the anticipated benefits of the Technisys acquisition; and (xviii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act.
These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi's mission is to help our members achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our approximately four million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and

LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact
Investors:
Andrea Prochniak
SoFi Investor Relations
aprochniak@sofi.com
Media:
Rachel Rosenzweig
SoFi Media Relations
rrosenzweig@sofi.com

FINANCIAL TABLES
1. Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
2. Reconciliation of GAAP to Non-GAAP Financial Measures
3. Unaudited Condensed Consolidated Balance Sheets
4. Unaudited Condensed Consolidated Statements of Cash Flows
5. Company Metrics
6. Segment Financials

Table 1

SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended March 31,
	2022	2021
Interest income
Loans	$114,385	$77,221
Securitizations	2,758	4,467
Related party notes	—	211
Other	1,269	629
Total interest income	118,412	82,528
Interest expense
Securitizations and warehouses	19,906	29,808
Deposits	431	—
Corporate borrowings	2,649	5,008
Other	493	432
Total interest expense	23,479	35,248
Net interest income	94,933	47,280
Noninterest income
Loan origination and sales	157,704	110,345
Securitizations	(11,281)	(2,036)
Servicing	12,236	(12,109)
Technology products and solutions	59,857	45,659
Other	16,895	6,845
Total noninterest income	235,411	148,704
Total net revenue	330,344	195,984
Noninterest expense
Technology and product development	81,908	65,948
Sales and marketing	138,138	87,234
Cost of operations	70,437	57,570
General and administrative	136,505	161,697
Provision for credit losses	12,961	—
Total noninterest expense	439,949	372,449
Loss before income taxes	(109,605)	(176,465)
Income tax expense	(752)	(1,099)
Net loss	$(110,357)	$(177,564)
Other comprehensive loss
Unrealized losses on available-for-sale securities, net	(4,455)	—
Foreign currency translation adjustments, net	(38)	(80)
Total other comprehensive loss	(4,493)	(80)
Comprehensive loss	$(114,850)	$(177,644)
Loss per share
Loss per share – basic	$(0.14)	$(1.61)
Loss per share – diluted	$(0.14)	$(1.61)
Weighted average common stock outstanding – basic	852,853,596	116,152,593
Weighted average common stock outstanding – diluted	852,853,596	116,152,593

Table 2
Non-GAAP Financial Measures
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended March 31,
($ in thousands)	2022	2021
Total net revenue	$330,344	$195,984
Servicing rights – change in valuation inputs or assumptions(1)	(11,580)	12,109
Residual interests classified as debt – change in valuation inputs or assumptions(2)	2,963	7,951
Adjusted net revenue	$321,727	$216,044

	Three Months Ended March 31,
($ in thousands)	2022	2021
Total net revenue – Lending	$252,989	$147,977
Servicing rights – change in valuation inputs or assumptions(1)	(11,580)	12,109
Residual interests classified as debt – change in valuation inputs or assumptions(2)	2,963	7,951
Adjusted net revenue – Lending	$244,372	$168,037
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment and default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated securitization variable interest entities (“VIEs”) by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as discussed further below), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) transaction-related expenses, (vi) fair value changes in warrant liabilities, and (vii) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions. We reconcile adjusted EBITDA to net loss, the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended March 31,
($ in thousands)	2022	2021
Net loss	$(110,357)	$(177,564)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	2,649	5,008
Income tax expense(2)	752	1,099
Depreciation and amortization(3)	30,698	25,977
Share-based expense	77,021	37,454
Transaction-related expense(4)	16,538	2,178
Fair value changes in warrant liabilities(5)	—	89,920
Servicing rights – change in valuation inputs or assumptions(6)	(11,580)	12,109
Residual interests classified as debt – change in valuation inputs or assumptions(7)	2,963	7,951
Total adjustments	119,041	181,696
Adjusted EBITDA	$8,684	$4,132
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense primarily included (i) interest on our revolving credit facility, (ii) for the 2022 period, the amortization of debt discount and debt issuance costs on our convertible notes, and (iii) for the 2021 period, interest on the seller note issued in connection with our acquisition of Galileo. Our adjusted EBITDA measure does not adjust for interest expense on warehouse facilities and securitization debt, which are recorded within interest expense—securitizations and warehouses in the unaudited condensed consolidated statements of operations and comprehensive income (loss) as these interest expenses are direct operating expenses driven by loan origination and sales activity. Additionally, our adjusted EBITDA measure does not adjust for interest expense on deposits or interest expense on our finance lease liability in connection with SoFi Stadium, which are recorded within interest expense—other, as these interest expenses are direct operating expenses. Revolving credit facility interest expense remained relatively consistent for the three-month periods, primarily due to identical outstanding debt and relatively consistent average interest rates.
(2)Our income tax expense positions were primarily a function of SoFi Lending Corp.’s profitability in state jurisdictions where separate filings are required. The income tax expense in the 2022 period was partially offset by an income tax benefit at Technisys.
(3)Depreciation and amortization expense for the 2022 period increased compared to the 2021 period primarily in connection with our recent acquisitions and growth in our software balance, partially offset by the acceleration of core banking infrastructure amortization during the 2021 period.
(4)Transaction-related expenses primarily included financial advisory and professional services costs associated with our acquisition of Technisys in the 2022 period and associated with our then-pending acquisition of Golden Pacific in the 2021 period.
(5)Our adjusted EBITDA measure excludes the non-cash fair value changes in warrants accounted for as liabilities, which were measured at fair value through earnings. The amounts in the 2021 period related to changes in the fair value of Series H warrants issued by Social Finance in 2019 in connection with certain redeemable preferred stock issuances. We did not measure the Series H warrants at fair value subsequent to May 28, 2021 in conjunction with the Business Combination, as they were reclassified into permanent equity.
(6)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(7)Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.

Table 3
SoFi Technologies, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$1,325,135	$494,711
Restricted cash and restricted cash equivalents	377,077	273,726
Investments in available-for-sale securities (amortized cost of $205,114 and $195,796, respectively)	199,840	194,907
Loans, less allowance for credit losses on loans at amortized cost of $17,866 and $7,037, respectively	7,222,001	6,068,884
Servicing rights	173,505	168,259
Securitization investments	325,370	374,688
Equity method investments	—	19,739
Property, equipment and software	131,537	111,873
Goodwill	1,615,694	898,527
Intangible assets	505,526	284,579
Operating lease right-of-use assets	112,400	115,191
Other assets, less allowance for credit losses of $1,652 and $2,292, respectively	258,491	171,242
Total assets	$12,246,576	$9,176,326
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits
Noninterest-bearing deposits	$95,598	$—
Interest-bearing deposits	1,060,324	—
Total deposits	1,155,922	—
Accounts payable, accruals and other liabilities	437,319	298,164
Operating lease liabilities	135,955	138,794
Debt	4,916,175	3,947,983
Residual interests classified as debt	70,532	93,682
Total liabilities	6,715,903	4,478,623
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 shares authorized; 3,234,000 shares issued and outstanding as of March 31, 2022 and December 31, 2021	320,374	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 915,673,855 and 828,154,462 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	91	83
Additional paid-in capital	6,509,643	5,561,831
Accumulated other comprehensive loss	(5,964)	(1,471)
Accumulated deficit	(1,293,471)	(1,183,114)
Total permanent equity	5,210,299	4,377,329
Total liabilities, temporary equity and permanent equity	$12,246,576	$9,176,326

Table 4
SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net loss	$(110,357)	$(177,564)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	30,698	25,977
Deferred debt issuance and discount expense	4,209	5,998
Share-based compensation expense	77,021	37,454
Deferred income taxes	(40)	623
Fair value changes in residual interests classified as debt	2,963	7,951
Fair value changes in securitization investments	6,545	(2,957)
Fair value changes in warrant liabilities	—	89,920
Other	16,180	(139)
Changes in operating assets and liabilities:
Originations and purchases of loans	(3,599,870)	(2,575,932)
Proceeds from sales and repayments of loans	2,491,409	2,911,540
Other changes in loans	58,548	30,486
Servicing assets	(5,246)	(11,643)
Related party notes receivable interest income	—	1,399
Other assets	(13,623)	3,299
Accounts payable, accruals and other liabilities	30,339	(6,361)
Net cash provided by (used in) operating activities	$(1,011,224)	$340,051
Investing activities
Purchases of property, equipment, software and intangible assets	$(25,114)	$(7,445)
Proceeds from repayment of related party notes receivable	—	16,693
Purchases of available-for-sale investments	(36,825)	—
Proceeds from sales of available-for-sale investments	17,651	—
Proceeds from maturities and paydowns of available-for-sale investments	11,964	—
Changes in loans, net	(33,884)	—
Proceeds from non-securitization investments	—	107,534
Proceeds from securitization investments	42,773	64,165
Acquisition of businesses, net of cash acquired	73,314	—
Net cash provided by investing activities	$49,879	$180,947

SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Three Months Ended March 31,
	2022	2021
Financing activities
Proceeds from debt issuances	$3,569,960	$1,925,042
Repayment of debt	(2,632,625)	(2,912,263)
Payment of debt issuance costs	(2,165)	(1,645)
Net increase in deposits	961,834	—
Taxes paid related to net share settlement of share-based awards	(3,593)	(25,989)
Purchases of common stock	—	(526)
Redemptions of redeemable common and preferred stock	—	(132,859)
Proceeds from stock option exercises	1,867	2,624
Finance lease principal payments	(120)	(163)
Net cash provided by (used in) financing activities	$1,895,158	$(1,145,779)
Effect of exchange rates on cash and cash equivalents	(38)	(80)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	$933,775	$(624,861)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	768,437	1,323,428
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,702,212	$698,567

Reconciliation to amounts on unaudited condensed consolidated balance sheets (as of period end)
Cash and cash equivalents	$1,325,135	$351,283
Restricted cash and restricted cash equivalents	377,077	347,284
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$1,702,212	$698,567

SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Three Months Ended March 31,
	2022	2021
Supplemental non-cash investing and financing activities
Issuance of common stock in acquisition	$875,042	$—
Vested awards assumed in acquisition	2,855	—
Loans received in acquisition	84,485	—
Debt assumed in acquisition	2,000	—
Deposits assumed in acquisition	158,016	—
Deposits credited but not yet received in cash	36,072	—
Available-for-sale securities received in acquisition	10,014	—
Property, equipment and software received in acquisition	3,192	—
Non-cash loan reduction	375	—
Share-based compensation capitalized related to internally-developed software	4,596	—
Redeemable preferred stock dividends accrued but unpaid	9,968	9,968
Securitization investments acquired via loan transfers	—	26,381
Non-cash property, equipment, software and intangible asset additions	—	888

Table 5
Company Metrics

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Members	3,868,334	3,460,298	2,937,379	2,560,492	2,281,092	1,850,871	1,500,576	1,204,475	1,086,409
Total Products	5,862,137	5,173,197	4,267,665	3,667,121	3,184,554	2,523,555	2,052,933	1,645,044	1,442,481
Total Products — Lending segment	1,138,566	1,078,952	1,030,882	981,440	945,227	917,645	892,934	861,970	841,615
Total Products — Financial Services segment	4,723,571	4,094,245	3,236,783	2,685,681	2,239,327	1,605,910	1,159,999	783,074	600,866
Total Accounts — Technology Platform segment(1)	109,687,014	99,660,657	88,811,022	78,902,156	69,572,680	59,735,210	49,276,594	35,988,090	—
___________________
(1)Beginning in the fourth quarter of 2021, the Company included SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 and 2020 were determined to be immaterial, and as such were not recast.

Members
We refer to our customers as “members”. We define a member as someone who has had a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Once someone becomes a member, they are always considered a member unless they violate our terms of service. Our members have continuous access to our certified financial planners, our career advice services, our member events, our content, educational material, news, tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. In our Lending segment, total products refers to the number of home loans, personal loans and student loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. In our Financial Services segment, total products refers to the number of SoFi Money accounts (presented inclusive of SoFi Money cash management accounts and SoFi Checking and Savings accounts held at SoFi Bank), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which relate to an arrangement in the third quarter of 2021 and are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Our SoFi Invest service is composed of three products: active investing accounts, robo-advisory accounts and digital assets accounts. Our members can select any one or combination of the three types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. Beginning in the fourth quarter of 2021, we included SoFi accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue, which includes intercompany revenue from SoFi. We recast the accounts in the fourth quarters of 2021 and 2020, but did not recast the accounts for the earlier quarters in 2021 and 2020, as the impact was determined to be immaterial. No information is reported prior to our acquisition of Galileo on May 14, 2020. Total accounts is a primary indicator of the accounts dependent upon Galileo’s technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials

	Quarter Ended
($ in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Lending
Net interest income	$94,354	$77,246	$72,257	$56,822	$51,777	$57,127	$52,222	$44,335	$45,661
Total noninterest income	158,635	136,518	138,034	109,469	96,200	91,865	109,890	51,549	28,217
Total net revenue	252,989	213,764	210,291	166,291	147,977	148,992	162,112	95,884	73,878
Adjusted net revenue(1)	244,372	208,032	215,475	172,232	168,037	159,520	178,084	117,182	81,755
Contribution profit	132,651	105,065	117,668	89,188	87,686	85,204	103,011	49,419	4,095
Technology Platform
Net interest income (loss)	$—	$—	$39	$(32)	$(36)	$(42)	$(47)	$(18)	$—
Total noninterest income	60,805	53,299	50,186	45,329	46,101	37,524	38,865	19,037	997
Total net revenue(2)	60,805	53,299	50,225	45,297	46,065	37,482	38,818	19,019	997
Contribution profit	18,255	20,008	15,741	13,013	15,685	16,806	23,986	12,100	997
Financial Services
Net interest income	$5,882	$1,785	$1,209	$542	$229	$88	$98	$83	$215
Total noninterest income	17,661	20,171	11,411	16,497	6,234	3,963	3,139	2,345	1,939
Total net revenue	23,543	21,956	12,620	17,039	6,463	4,051	3,237	2,428	2,154
Contribution loss(2)	(49,515)	(35,189)	(39,465)	(24,745)	(35,519)	(36,753)	(37,467)	(30,893)	(26,983)
Corporate/Other
Net interest income (loss)	$(5,303)	$(2,454)	$(1,130)	$(1,320)	$(4,690)	$(18,350)	$(3,061)	$(1,653)	$1,273
Total noninterest income (loss)	(1,690)	(957)	—	3,967	169	(684)	(319)	(726)	—
Total net revenue (loss)(2)	(6,993)	(3,411)	(1,130)	2,647	(4,521)	(19,034)	(3,380)	(2,379)	1,273
Consolidated
Net interest income	$94,933	$76,577	$72,375	$56,012	$47,280	$38,823	$49,212	$42,747	$47,149
Total noninterest income	235,411	209,031	199,631	175,262	148,704	132,668	151,575	72,205	31,153
Total net revenue	330,344	285,608	272,006	231,274	195,984	171,491	200,787	114,952	78,302
Adjusted net revenue(1)	321,727	279,876	277,190	237,215	216,044	182,019	216,759	136,250	86,179
Net loss	(110,357)	(111,012)	(30,047)	(165,314)	(177,564)	(82,616)	(42,878)	7,808	(106,367)
Adjusted EBITDA(1)	8,684	4,593	10,256	11,240	4,132	11,817	33,509	(23,750)	(66,152)
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany revenue earned by Galileo from SoFi, which is a Galileo client. The prior year information was recast to conform to the current year presentation and the intercompany amounts were reflected in the fourth quarters of the respective years, as inter-quarter amounts were determined to be immaterial. There is an equal and offsetting expense reflected within the Financial Services segment contribution loss representing the intercompany fees incurred to Galileo. The intercompany revenue and expense are eliminated in consolidation. The revenue is eliminated within “Corporate/Other” and the expense represents a reconciling item of segment contribution profit (loss) to consolidated loss before income taxes.